Exhibit 10.18
April 24, 2008
MHR Fund Management LLC
40 West 57th Street
New York, New York 10019
Attn: Hal Goldstein

Re:	Amended and Restated Securities Purchase Agreement
dated October 17, 2006, as amended and restated on February 27, 2007
Dear Mr. Goldstein:
Reference is made to the Amended and Restated Securities Purchase Agreement dated October 17, 2006, as amended and restated on February 27, 2007 (the “Securities Purchase Agreement”), by and between Loral Space & Communications Inc. (the “Company”) and MHR Fund Management LLC (“MHR”). Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Securities Purchase Agreement.
In connection with the 2008 annual meeting of stockholders of the Company (the “2008 Annual Meeting”) scheduled by the Board to be held on May 20, 2008, the Company has determined that it would be in its best interest not to include, among the matters to be voted upon at the 2008 Annual Meeting, the Class B Proposal, the Non-Voting Proposal and the Exchange Proposal referenced in Sections 5.02 and 5.14 of the Securities Purchase Agreement.
Accordingly, pursuant to the Securities Purchase Agreement, the Company hereby requests, and MHR hereby agrees as follows:
     (i) Notwithstanding the provisions of the Securities Purchase Agreement to the contrary, the Company will not, and MHR, at the Company’s request, acknowledges and agrees, following the receipt of notice from the Company in accordance with Sections 5.02(b) and 5.14(b) of the Securities Purchase Agreement, that the Company is not required to include among the matters to be voted upon at the 2008 Annual Meeting (or any adjournment or postponement thereof): (x) the Class B Proposal, (y) the Non-Voting Securities Proposal, or (z) the Exchange Proposal.
     (ii) If the Company requests at least ten (10) Business Days prior to any annual or

MHR Fund Management LLC
April 24, 2008

special meeting of stockholders of the Company following the 2008 Annual Meeting, then in the case of (a) the Company’s first such request, MHR shall vote all shares of Common Stock held as of the record date for such meeting in favor of a proposal to increase the number of authorized shares of Common Stock to sixty (60) million (the “Share Authorization Proposal”), and (b) any subsequent request by the Company, MHR’s agreement to vote all shares of Common Stock held as of the record date for such meeting in favor of the Share Authorization Proposal shall not be unreasonably withheld.
     Except as expressly amended by this letter agreement, the Securities Purchase Agreement remains in full force and effect and nothing in this letter agreement shall otherwise affect any other provision of the Securities Purchase Agreement or the rights and obligations of the parties thereto, including, without limitation MHR’s rights under Sections 5.02 and 5.14 of the Securities Purchase Agreement to request that the Company convene a special meeting for the purpose of seeking stockholder approval of (x) the Class B Proposal, (y) the Non-Voting Securities Proposal and (z) the Exchange Proposal.
     On behalf of MHR, please confirm your agreement to our request by signing below and returning to me an executed copy of this letter.

Sincerely,

/s/ Janet T. Yeung

Janet T. Yeung

Accepted and Agreed as of
April 28, 2008
MHR Fund Management LLC

By:	/s/ Hal Goldstein Name: Hal Goldstein